Exhibit 99.01

For more information, please contact:

Craig Cochran

Cadence Design Systems, Inc.

craig@cadence.com

408-914-6277

Cadence Appoints Martin Lund to lead SoC Realization Business

Seasoned Executive to Expand Growing Portfolio of Design Intellectual Property

San Jose, California, March 5, 2012 – Cadence Design Systems, Inc. (NASDAQ: CDNS), a leader in global electronic design innovation, today announced the appointment of Martin Lund to the position of senior vice president of research and development for the SoC Realization Group, a business which provides differentiated standards-based design intellectual property (IP) and services to the electronics industry. Lund’s primary focus is to expand the Cadence design IP portfolio, enabling customers to realize their System-on-Chip (SoC) products faster, cheaper and with higher quality. He joins Cadence from Broadcom, where he served for twelve years, most recently as senior vice president and general manager of Broadcom’s Network Switching Business. Lund succeeds Sanjay Srivastava, who moves into a new role as strategy advisor to Cadence CEO Lip-Bu Tan.

“SoC Realization is a strategic growth area for Cadence,” said Lip-Bu Tan, president and CEO. “While at Broadcom, Martin Lund grew the company to become the global leader in Ethernet switch SoCs for data center, service provider, enterprise, and SMB markets, and successfully drove several strategic acquisitions. His extensive operational experience equips him well to scale our SoC Realization business.”

“Cadence is in an excellent position to deliver differentiated IP for memory, storage and connectivity,” said Martin Lund. “Customers are looking to Cadence to be their trusted partner in delivering these IP reliably and with high quality. This is an exciting time to join Cadence and I am looking forward to helping accelerate the company’s success.”

Lip-Bu Tan continued, “I want to thank Sanjay Srivastava for successfully guiding our IP strategy following the acquisition and integration of Denali. I look forward to working with him in his new role.”

Prior to Broadcom, Lund held various marketing and senior engineering management positions in the Network Systems Division of Intel Corporation and at Case Technology, a European networking equipment manufacturer acquired by Intel in 1997. Lund is an inventor on 26 issued and pending US patents. He holds a technical degree from Frederiksberg Technical College and Risø National Laboratory at the Technical University of Denmark.

About Cadence

Cadence enables global electronic design innovation and plays an essential role in the creation of today’s integrated circuits and electronics. Customers use Cadence software, hardware, IP, and services to design and verify advanced semiconductors, consumer electronics, networking and telecommunications equipment, and computer systems. The company is headquartered in San Jose, Calif., with sales offices, design centers, and research facilities around the world to serve the global electronics industry. More information about the company, its products, and services is available at www.cadence.com.

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